Exhibit 10.4

ORION GROUP HOLDINGS, INC.
2022 LONG-TERM INCENTIVE PLAN

PERFORMANCE STOCK UNIT AGREEMENT

This Performance Stock Unit Agreement (this “Agreement”) is made and entered into as of the date of grant (the “Date of Grant”) set forth in the applicable Notice of Grant of Performance Stock Units by and between Orion Group Holdings, Inc., a Delaware corporation (the “Company”) and you (“Notice of Grant”).

WHEREAS, the Company adopted the Orion Group Holdings, Inc. 2022 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”) under which the Company is authorized to grant performance-based restricted stock unit awards (the “Performance Stock Units” or “PSUs”) to certain employees and service providers of the Company; and

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Agreement as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan.

NOW, THEREFORE, in consideration of and mutual covenants set forth herein and in the Notice of Grant and for other valuable consideration hereinafter set forth, the parties agree that the following additional terms and conditions shall apply to the PSUs awarded pursuant to the Notice of Grant:

1.	The Grant. Subject to the conditions set forth below, the Committee, on behalf of the Company, has granted you effective as of the Date of Grant and as a matter of separate inducement but not in lieu of any salary or other equity awards, bonus or compensation for your services for the Company, an award (the “Award”) consisting of the aggregate number of PSUs set forth in the Notice of Grant, which number reflects the Target Award in accordance with the terms and conditions set forth herein and in the Plan.
2.	Performance Stock Units. The PSUs do not entitle you to any incidents of ownership (including, without limitation, dividend and voting rights) in the Stock unless and until the PSUs are earned and vest and you are issued the Stock to which such PSUs relate, as determined by the Committee. Any rights that you may have in any of the PSUs are set forth only as provided for in the Notice of Grant, this Agreement and the Plan. However, to the extent the PSUs are earned, and the Committee determines to settle the PSUs in Stock, the Company shall issue the vested shares (either through book entry issuances or delivery of a stock certificate) in your name, subject to the other terms and conditions hereof, including those governing any withholdings of shares to cover tax withholding obligations under Section 8 below.
3.	Restrictions; Forfeiture. The PSUs may not be sold, transferred or otherwise alienated or hypothecated at any time. To the extent PSUs are not earned or your employment with or service to the Company is terminated prior to the Determination Date (as defined in the Notice of Grant), unless otherwise provided herein or in the Notice of Grant, all such remaining PSUs are forfeited to the Company.

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4.	Dividend Equivalents. From and after the Grant Date of the PSUs until payout of any earned PSUs after the Determination Date, you will be credited, as of the payment date therefor, with any dividends paid on the shares of Stock underlying the PSUs (the “Dividend Equivalents”). All such Dividend Equivalent credits shall be earned or be forfeited at the same time and on the same terms as the PSUs to which they relate.
5.	Termination of Services.
(a)	Termination Generally. Subject to subsection (b) below, if your service relationship with the Company or any of its Subsidiaries is terminated for any reason, then those PSUs for which the restrictions have not lapsed as of the date of termination shall become null and void and those PSUs shall be forfeited to the Company. Any earned PSUs as of the date of such termination shall not be forfeited to the Company.
(b)	Effect of Employment Agreement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 5 and any employment agreement entered into by and between you and the Company, the terms of the employment agreement shall control.
6.	Forms of Payout. Payout of PSUs earned shall either be in cash (based upon the closing price of the Stock on a certain date, as determined in the sole discretion of the Committee and stated in the Notice of Grant) or in shares of Stock as determined in the sole discretion of the Committee.
7.	Payout of Earned PSUs. At the Committee’s first meeting following the close of the Company’s books for the fiscal period ending on the Determination Date, the Committee shall determine in its discretion the actual performance achieved with respect to the performance criteria applicable to the PSUs and the applicable payout, if any. Such determination shall be final, conclusive and binding on you, and on all other persons, to the maximum extent permitted by law. Payout of any earned PSUs, whether in cash or Stock as determined by the Committee in accordance with Section 6 above, and any related Dividend Equivalents, shall be made within 30 days of the Committee’s determination, but no later than March 15th following the Determination Date.
8.	Payment of Taxes. The Company may require you to pay to the Company (or the Company’s Subsidiary if you are an employee of a Subsidiary of the Company), an amount the Company deems necessary to satisfy its or its Subsidiary’s current or future obligation to withhold federal, state or local income or other taxes that you incur as a result of the Award. With respect to any required tax withholding, (a) if the Committee determines that the earned PSUs are to be paid out in cash, then the Company shall withhold the total amount of federal, state or local income or other taxes that you incur as a result of the Award from such cash disbursement to you; (b) however, if the Committee determines that the earned PSUs are be to settling in shares of Stock, you may (i) direct the Company to withhold from the shares of Stock to be issued to you under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes; which determination will be based on the shares’ Fair Market Value at the time such determination is made; (ii) deliver to the Company shares of Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; or (iii) deliver cash to the Company sufficient to satisfy its tax

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withholding obligations. If you desire to elect to use the stock withholding option described in subparagraph (i), you must make the election at the time and in the manner the Company prescribes. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (i) or (ii). In the event the Company determines that the aggregate Fair Market Value of the shares of Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.
9.	Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make shares of Stock available for issuance.
10.	Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any Subsidiary or interfere in any way with the rights of the Company or any Subsidiary to terminate your employment or service relationship at any time.
11.	Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
12.	No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the PSUs granted hereunder.
13.	Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of shares of Stock or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, shall, to the extent thereof, be in full

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satisfaction of all claims of such Persons hereunder. The Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall determine.
14.	No Guarantee of Interests. The Board and the Company do not guarantee the Stock of the Company from loss or depreciation.
15.	Company Records. Records of the Company or its Subsidiaries regarding your period of service, termination of service and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.
16.	Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or if earlier the date it is sent via certified United States mail.
17.	Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.
18.	Information Confidential. As partial consideration for the granting of the Award hereunder, you hereby agree to keep confidential all information and knowledge, except that which has been disclosed in any public filings required by law, that you have relating to the terms and conditions of this Agreement; provided, however, that such information may be disclosed as required by law and may be given in confidence to your spouse and tax and financial advisors. In the event any breach of this promise comes to the attention of the Company, it shall take into consideration that breach in determining whether to recommend the grant of any future similar award to you, as a factor weighing against the advisability of granting any such future award to you.
19.	Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.
20.	Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable, and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
21.	Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.
22.	Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.
23.	Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware law is preempted by federal law. The obligation of the Company to sell and deliver Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.
24.	Amendment. This Agreement may be amended the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment

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is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.
25.	The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

Please indicate your acceptance of all the terms and conditions of the Award, this Agreement and the Plan by signing and returning a copy of the Notice of Grant.

ORION GROUP HOLDINGS, INC.,

a Delaware Corporation

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